UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2021

GREEN STREAM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Wyoming	000-53279	20-1144153
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

16620 Marquez Ave

Pacific Palisades, CA 90272

(Address of principal executive offices)

(310) 230-0240

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 2459.244a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 2459.244d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 2459.243e-4c))

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Item 5.02	Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers

Effective January 28, 2021, Green Stream Holdings, Inc. (the “Registrant”) Eric Fain resigned as a member of the Board of Directors and as the Registrant’s Interim Chief Executive Officer. To fill the vacancy resulting in Mr. Fain’s resignation, the Registrant’s Board of Directors appointed James C. DiPrima as a member of the Board of Directors and as Interim Chief Executive Officer.

James C. DiPrima, 72, Chief Executive Officer, Director. Mr. DiPrima’s career includes 40 years of finance and accounting in both the public and private sectors beginning his career at Deloitte & Touche. He has held various positions with start-up companies, was comptroller of a manufacturing company, founded and operated an accounting and tax consulting firm focused on medical practice management and investment and tax planning.  He has served as chief executive officer of MBD Midwest, a holding company for national pack and ship franchises where he managed the development of retail outlets in multiple states. Since 1995, Mr. DiPrima has been working in various positions with public traded companies.  His accomplishments included guiding several companies through the reverse merger process, raising capital and consulting on various mezzanine financings.

Most recently since 2020 to the present, Mr. DiPrima has served as CEO of PAO Group, Inc. (OTC: PAOG) a publicly traded holdings company dedicated to operating businesses within the medical cannabis sector focused on medical research and the development of treatments derived from its patented cannabis extraction process. He has also served as CFO for Solar Integrated Roofing, Inc. a public traded company (NQB: SIRC) that provides residential solar energy solutions in southern California from 2015 to 2019. Additionally, Mr. DiPrima provides various financial services to micro-cap publicly traded companies on a contract basis. Mr. DiPrima has a Bachelor of Science in Business Administration from Creighton University, Omaha, Nebraska

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREEN STREAM HOLDINGS INC.

Date: January 29, 2021	By: /s/ James C. DiPrima
Name: James C. DiPrima Title: Chief Executive Officer